Exhibit 3.(i)7

ARTICLES OF INCORPORATION
OF
VUBOTICS GEORGIA, INC.

Pursuant to the
Georgia Business Corporation Code

FIRST:   The name of the Corporation is Vubotics Georgia, Inc. (the “Corporation”).

SECOND:   The incorporator of the Corporation is David S. Cooper. The incorporator’s address is c/o Gambrell & Stolz, LLP, 3414 Peachtree, Rd, NE, Suite 1600, Atlanta, GA 30326.

THIRD:   The address of the registered office of the Corporation in the State of Georgia is c/o Gambrell & Stolz, LLP, 3414 Peachtree, Rd, NE, Suite 1600, Atlanta, GA 30326. The name of its registered agent at that address is David S. Cooper.

FOURTH:   The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Georgia Business Corporation Code (the “GBC”).

FIFTH:   Authorized Capital Stock.   The total number of shares of stock which the Corporation shall have authority to issue is 125,000,000 shares of capital stock, consisting of (i) 100,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”) and (ii) 25,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the GBC, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

SIXTH:   The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(a)           The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)           Except as otherwise fixed by or pursuant to the provisions of the FIFTH Article hereof relating to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors shall consist of not less than 1 or more than 15 members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

(c)           A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(d)           Subject to the rights of the holders of any series of Preferred Stock then outstanding, any vacancy occurring in the Board of Directors (including vacancies that result from an increase in the number of directors) may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors or by election at an annual meeting of stockholders or a special meeting of stockholders called for that purpose. A director so elected to fill a vacancy shall hold office until the next election of the class for which such director shall have been chosen. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(e)           Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, without cause, but only by the affirmative vote of the holders of at least 75% of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally in the election of directors. The holder of each share of capital stock entitled to vote thereon shall be entitled to cast the same number of votes as the holder of such shares is entitled to cast generally in the election of each director. Subject to the rights of the holders of any series of Preferred Stock then outstanding, a director, or the entire Board of Directors, may be removed from office at any time, with cause, by the affirmative vote of the holders of at least a majority of the voting power of the Corporation’s then outstanding capital stock entitled to vote generally at an election of directors.

(f)            Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this SIXTH Article unless expressly provided by such terms.

(g)           In addition to the powers and authority herein or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GBC, these Articles of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

SEVENTH:   No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GBC as the same exists or may hereafter be amended. If the GBC is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GBC, as so amended. Any repeal or modification of this SEVENTH Article shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

EIGHTH:   The Corporation shall indemnify its directors and officers, to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding

(or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this EIGHTH Article shall include the right of directors and officers to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this EIGHTH Article.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this EIGHTH Article to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this EIGHTH Article shall not be exclusive of any other right which any person may have or hereafter acquire under these Articles of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this EIGHTH Article shall not adversely affect any rights to indemnification or to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

NINTH:   Meetings of stockholders may be held within or without the State of Georgia, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GBC) outside the State of Georgia at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

TENTH:   In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Georgia, the Board of Directors shall have the power to adopt, amend, alter, change or repeal the Corporation’s By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter, change or repeal the Corporation’s By-Laws; provided, however, that the Board of Directors may not adopt, amend, alter, change or repeal any By-Laws establishing what constitutes a quorum at a stockholders meeting. The Corporation’s By-Laws also may be adopted, amended, altered, changed or repealed by the affirmative vote of at least a seventy-five percent (75%) of the voting power of the Corporation’s then outstanding capital stock entitled to vote at an election of directors.

ELEVENTH:   The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed in these Articles of Incorporation, the Corporation’s By-Laws or the GBC, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of these Articles of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least 75% of the voting power of the Corporation’s then outstanding capital stock entitled to vote at an election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of these Articles of Incorporation inconsistent with the purpose and intent of SIXTH and TENTH Articles of these Articles of Incorporation or this ELEVENTH Article.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Incorporation to be executed on its behalf this 18th day of September, 2006.

By:
Name:	David S. Cooper
Title:	Incorporator/Attorney